Exhibit 4.17(a)
EXECUTION VERSION
AMENDMENT NO. 2 TO LOAN AGREEMENT
THIS AMENDMENT NO. 2 TO LOAN AGREEMENT, dated as of June 01 , 2016 (this “Amendment”), is made by and among the companies listed in Schedule 8 to the Loan Agreement (as defined below), as joint and several borrowers (the “Borrowers”), Scorpio Tankers Inc., as guarantor (the “Guarantor”), DNB Bank ASA, New York Branch, as administrative agent (in such capacity, the “Agent”) and DNB Bank ASA, New York Branch as security trustee (in such capacity, the “Security Trustee”). Unless otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement referred to below are used herein as therein defined.
WHEREAS, the Borrowers, the Guarantor, the Lenders, the Agent, and the Security Trustee, among others, have entered into a Loan Agreement, dated as of February 28, 2014 (as amended, modified and/or supplemented from time to time, the “Loan Agreement”);
WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend certain provisions of the Loan Agreement as herein provided for the purpose of correcting an error in respect of the amortization for the Commercial Loan;
NOW, THEREFORE, the parties hereto agree as follows:
Section 1.Amendments to the Loan Agreement.

(a)
Clause 12.3 (Minimum Consolidated Tangible Net Worth) of the Loan Agreement is hereby amended by deleting such Clause in its entirety and replacing said Clause with the following new Clause 12.3 in lieu thereof:

“Minimum Consolidated Tangible Net Worth.

(a)	From and including January 1, 2016, the Guarantor shall maintain a Consolidated Tangible Net Worth of not less than $1,000,000,000.00 plus:

(i)	25% of the Guarantor’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after January 1, 2016; and

(ii)	50% of the value of the Equity Proceeds realised from any issuance of Equity Interests in the Guarantor occurring on or after January 1, 2016.”

(b)	Clause 12.5 (Minimum Liquidity) is hereby amended by deleting such Clause in its entirety and replacing said Clause with the following new Clause 12.5 in lieu thereof:
“Minimum liquidity. The Guarantor shall maintain Consolidated Liquidity, including all amounts on deposit with any bank, of not less than (a) $25,000,000 or (b) the sum of (i) the

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product of $500,000 multiplied by the number of vessels owned by the Guarantor or a subsidiary of the Guarantor at such time and (ii) the product of $250,000 multiplied by the number of vessels time chartered in by the Guarantor or a subsidiary of the Guarantor at such time, whichever is greater, provided that 100% of the Minimum Liquidity shall at all times consist of cash.”

(c)	Clause 15.2 (Collateral Maintenance Ratio) is hereby amended by deleting such Clause in its entirety and replacing said Clause with the following new Clause 15.2 in lieu thereof:
“Collateral Maintenance Ratio. If, at any time, the Agent notifies the Guarantor that:

(a)	the aggregate Fair Market Value of the Ships; plus

(b)	the net realizable value of any additional Collateral previously provided under this Clause 15, is below:

(i)	from February 28, 2014 to and including December 31, 2015, 135%;

(ii)	from and including January 1, 2016 to and including December 31, 2016, 165%;

(iii)	from and including January 1, 2017 to and including December 31, 2017, 160%;

(iv)	from and including January 1, 2018 to and including December 31, 2018, 155%;

(v)	from and including January 1, 2019 to and including December 31, 2019, 150%;

(vi)	thereafter, 145%,
of the aggregate of the Loans (such ratio being the “Collateral Maintenance Ratio”), the Borrowers shall comply with the requirements of Clause 15.3.”

(d)	A new Clause 35 (Contractual Recognition of Bail-In) is hereby inserted into the Loan Agreement as follows:
“Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

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(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
For the purpose of this Clause 35 (Contractual Recognition of bail-in):
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Party" means a party to this Loan Agreement.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that

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liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.”
Section 2.    Confirmation of Security.
Each Security Party hereby ratifies, reaffirms and confirms, as of the date hereof, for the benefit of each Lender, the Agent and the Security Trustee:
(a)    the security interests, liens, pledges and assignments granted by it in the Finance Documents to which it is party, and confirms and agrees that (i) all such security interests, liens, pledges and assignments continue in full force and effect in favor of the Security Trustee (for itself and the other Lenders) and (ii) all collateral under the Finance Documents continues to constitute security for all of the obligations purported to be secured thereunder;
(b)    each Finance Document shall remain the valid and enforceable obligations of such Security Party and shall remain in full force and effect;
(c)    it has no defenses or counterclaims to its obligations under the Finance Documents; and
(d)    each Lender, the Agent and the Security Trustee are entering into this Amendment in reliance on the confirmation set forth in this Section 2.
Section 3.    Acknowledgments and Agreements.
Each of the Borrowers and the Guarantor represents and warrants to the Lenders, the Agent and the Security Trustee that:
(a)    This Amendment has been duly authorized and has been duly executed and delivered by such Security Party, and constitutes a legal, valid and binding obligation of such Security Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    The representations and warranties of the Security Parties set forth in Clause 10 of the Loan Agreement are true and correct on and as of the date hereof, and will be true and correct on and as of the Effective Date (as defined below), both immediately before and immediately after giving effect to the amendments set forth herein, except that, to the extent such representations and warranties relate to a specific date, such representations and warranties were true and correct as of such specific date. For the avoidance of doubt, any reference in Clause 10 of the Loan Agreement to “as of the date hereof” shall be deemed to be a reference to “as of the date of this Amendment”, and all other references therein to the date of the Loan Agreement, such as “hereafter”, shall be deemed to reference to the date of this Amendment, for purposes of this Section 3(b).

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(c)    On the date hereof and on the Effective Date, and immediately after giving effect to the amendments set forth herein, no Event of Default nor Potential Event of Default shall have occurred and be continuing.
For avoidance of doubt, each Security Party hereby acknowledges and confirms its due authorization, execution and delivery of all Finance Documents (each Finance Document as amended, restated, modified and/or supplemented through and including the date hereof) to which it is a party, including all instruments, financing statements, agreements, certificates and documents executed and delivered in connection therewith, and hereby ratifies all actions heretofore taken in connection therewith.
The Security Parties shall pay all reasonable fees, costs and expenses (including, without limitation, reasonable and documented legal fees and expenses) of the Agent and each Creditor Party in connection with the negotiation, documentation and execution of this Amendment.
Section 4.    Conditions to Effectiveness.
This Amendment shall become effective as of June 01, 2016 (the “Effective Date”) upon each of the following conditions having been satisfied:

(a)
each party hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to the Agent in accordance with the notice requirements set forth in Clause 29 of the Loan Agreement,

(b)	The representations and warranties of the Borrower and Guarantor set forth in Section 3 above shall be true and correct on and as of the Effective Date, and

(c)
the Security Parties shall have paid to the Agent and/or any other Creditor Party all fees, costs and expenses (including, without limitation, reasonable and documented legal fees and expenses) payable to each of the them pursuant to the terms of this Amendment to the extent then due.

Section 5.    Miscellaneous. The parties hereto agree that (i) except as amended pursuant to the terms of this Amendment, the Loan Agreement shall continue in full force and effect, and (ii) this Amendment shall be a Finance Document.
Section 6.    Governing Law. This Amendment and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Amendment or that relationship shall be governed by and construed in accordance with law of the State of New York without regard to its conflict of law principles. The provisions of Clauses 32.2 and 33 of the Loan Agreement are hereby incorporated by reference and, accordingly, shall apply as if set out herein in full.
Section 7.    Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered by its authorized officer on the day and year set forth above.

STI ACTON SHIPPING COMPANY LIMITED
STI BRIXTON SHIPPING COMPANY LIMITED
STI BROADWAY SHIPPING COMPANY LIMITED
STI CAMDEN SHIPPING COMPANY LIMITED
STI CLAPHAM SHIPPING COMPANY LIMITED
STI COMANDANTE SHIPPING COMPANY LIMITED
STI CONDOTTI SHIPPING COMPANY LIMITED
STI ELYSEES SHIPPING COMPANY LIMITED
STI FINCHLEY SHIPPING COMPANY LIMITED
STI FULHAM SHIPPING COMPANY LIMITED
STI HACKNEY SHIPPING COMPANY LIMITED
STI MADISON SHIPPING COMPANY LIMITED
STI ORCHARD SHIPPING COMPANY LIMITED
STI PARK SHIPPING COMPANY LIMITED
STI PIMLICO SHIPPING COMPANY LIMITED
STI POPLAR SHIPPING COMPANY LIMITED
STI SLOANE SHIPPING COMPANY LIMITED
STI VENETO SHIPPING COMPANY LIMITED

as Borrowers

By: _/s/ Brian M. Lee_________________________
Name: _Brian M. Lee__________________________
Its: _Secretary_____________________________

SCORPIO TANKERS INC. as Guarantor By: _/s/ Brian M. Lee ________________ ________ Name: __ Brian M. Lee _______________________ Its: _Chief Financial Officer____________________

DNB BANK ASA, NEW YORK BRANCH
as Agent and Security Trustee

By: __/s/ Sanjiv Nayar___________________________

Name: __Sanjiv Nayar_________________________

Its: ___Senior Vice President________________________

By: __/s/ Sybille Andaur___________________________

Name: __Sybille Andaur  _________________________

Its: ___First Vice President________________________